Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

ZHONGCHAO INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value $ 0.001 per share	(1)	Other	10,000,000	$0.87	$8,743,500.00	0.0001531	$1,338.63

Total Offering Amounts:							$8,743,500.00		1,338.63
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,338.63

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Offering Note(s)

(1)	Represents 10,000,000 Class A ordinary shares, par value of $0.001 (the “Class A Ordinary Shares”) of Zhongchao Inc. (the “Company”) issuable pursuant to the Company’s 2025 Equity Incentive Plan.

The proposed maximum offering price per Class A Ordinary Share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$0.87 per Class A Ordinary Share, the average of the high and low prices for the Company’s Class A Ordinary Shares as quoted on the Nasdaq Capital Market on August 20, 2025.